Exhibit 10.38

CONTRIBUTION AGREEMENT

BETWEEN

KINGSDELL L.P.,
a Delaware limited partnership

AS TRANSFEROR

AND

THE PRIVATE RESIDENCES, LLC,
a Delaware limited liability company

AS TRANSFEREE

As of December 1, 2006

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the “Agreement”) is made to be effective as of the Effective Date (as hereinafter defined) by and between KINGSDELL L.P., a Delaware limited partnership (“Transferor”), and THE PRIVATE RESIDENCES, LLC, a Delaware limited liability company (“Transferee”).

W I T N E S S E T H:

ARTICLE 1.

TRANSFER

1.1.          Transfer.  Subject to the terms and conditions hereinafter set forth, Transferor agrees to sell and convey, transfer and assign to Transferee and Transferee agrees to accept from Transferor all right, title and interest of Transferor in the following:

(a)           that certain tract or parcel of land situated in the City of St. Louis, Missouri, more particularly described by metes and bounds on Exhibit A attached hereto and made a part hereof, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Transferor in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the “Land”);

(b)           those certain condominium units situated in the City of St. Louis, Missouri, which are more particularly described on Exhibit A attached hereto and made a part hereof for all purposes, together with an undivided share of the common elements relating thereto and all other and singular rights and appurtenances pertaining to such units, including any right, title and interest of Transferor in and to any easements benefiting the units and all rights of ingress and egress thereto (the foregoing are hereinafter referred to collectively as the “Units”);

(c)           the buildings and other improvements on the Land and within the Units, including specifically, without limitation, floors 9-12, 14-15, 17-27 and a portion of 28 of the Park Plaza Tower located at 232 N. Kingshighway (the “Tower”) (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);

(d)           the personal property owned by Transferor upon the Land, Units or within the Improvements, including specifically, without limitation, heating, ventilation and air conditioning systems and equipment, appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property used in connection with the operation of the Land and the Improvements (the property described in clause (c) of this Section 1.1 being herein referred to collectively as the “Personal Property”);

(e)           all of Transferor’s right, title and interest in all oral or written agreements pursuant to which any portion of the Land, Units or Improvements is used or occupied by anyone other than Transferor (the property described in clause (d) of this Section 1.1 being herein referred to collectively as the “Leases”); and

(f)            all of Transferor’s right, title and interest in and to (i) all assignable contracts and agreements relating to the upkeep, repair, maintenance or operation of the Land, Units, Improvements or Personal Property which will extend beyond the date of Closing (as such term is defined in

Section 4.1 hereof) (collectively, the “Operating Agreements”); (ii) all warranties and guaranties (express or implied) issued to Transferor in connection with the Improvements or the Personal Property; (iii) all licenses, permits, certificates of occupancy and other consents or approvals from governmental authorities or private parties which relate to the Land, Units, Improvements, or Personal Property; (iv) all other intangible property associated with the use or operation of the Land, Units, Improvements or Personal Property, including specifically, without limitation, the use of any and all trade names, logos, web domain names, phone numbers and other intellectual property used by Transferor in the operation of the Land, Units, Improvements or Personal Property; and (v) all plans, specifications, drawings (including CAD drawings), reports, studies, books, records and other documents pertaining to the Land, Units, Improvements or Personal Property (the property described in this Section 1.1(e) being sometimes herein referred to collectively as the “Intangibles”).

1.2.          Contributed Property Defined.  The Land, the Units, the Improvements, the Personal Property, the Leases, the Intangibles and cash are hereinafter sometimes referred to collectively as the “Contributed Property.”

1.3.          Permitted Exceptions.  The Contributed Property shall be conveyed subject to the matters which are deemed to be Permitted Exceptions pursuant to Section 2.3 hereof (herein referred to collectively as the “Permitted Exceptions”) and subject to that certain Non-Negotiable Promissory Note made by Transferor in favor of Transferee in the amount of $29,078,500 (the “Promissory Note”).

1.4.          Treatment as Contribution.  The transfer, conveyance and assignment of the Contributed Property shall constitute a capital contribution to Transferee.

1.5.          Consideration.  In consideration of Transferor’s contribution of the Contributed Property, Transferee shall receive an interest as a member of Transferee as more fully set forth in that certain limited liability company agreement of The Private Residences, LLC (the “Condo LLC Agreement”).  In connection with the foregoing, the parties hereby acknowledge and agree that, for purposes of this Agreement and as more fully set forth in the Condo LLC Agreement, Transferor shall receive a credit to its capital account equal to $1,670,000, which amount is equal to the net fair market of the Contributed Property (net of the Promissory Note).

1.6.          Agreed Value of Contributed Property.  The parties hereto agree that the fair market value of the elements of the Contributed Property is as described on Schedule 1.6.

1.7.          Tax Reporting.  Transferor agrees that it shall make an election on its federal income tax return (Form 1065) for its taxable year including December 1, 2006 (the “2006 Return”) pursuant to Section 754 of the Internal Revenue Code of 1986, as amended (and a similar election if permitted on any corresponding state income tax return).  Transferor shall provide a copy of the 2006 Return (and any corresponding state income tax return) to Transferee at least 45 days prior to the date of filing of such returns.  Transferor and Transferee shall consult prior to the filing of the 2006 Return (and any corresponding state income tax returns) and shall agree on the reporting of the impact of the Section 754 election on the 2006 Return (and any corresponding state income tax returns) prior to the filing of such returns.  Such reporting shall be consistent with that certain appraisal of the Property prepared by PKF.

ARTICLE 2.

TITLE AND SURVEY

2.1.          Commitment for Title Insurance.  Transferor has delivered to Transferee and the surveyor described in Section 2.2 below (a) a current title commitment (the “Title Commitment”) covering the Property, showing all matters affecting title to the Property and binding Fidelity National Title Insurance Company (the “Title Company”) to issue at Closing an Owner’s Policy of Title Insurance, on the form customarily used in the area in which the Property is located, in the full amount of the value of the Land, Units and Improvements pursuant to Section 2.4 hereof, and (b) legible copies of all instruments (the “Exception Instruments”) referenced in the Title Commitment.

2.2.          Survey.  Transferor has, at Transferor’s expense, furnished to Transferee a current Survey (the “Survey”) of the Property prepared by a reputable and duly licensed surveyor or surveying firm which (a) locates all easements (whether of record or apparent from an inspection of the Property) and rights of way on or adjacent to the Property (identified by recording data, if applicable), (b) shows the Improvements situated on the Land and the dimensions of all buildings thereon, (c) show the location and size of all streets (existing or proposed) on or adjacent to the Property, (d) shows any encroachments or protrusions, railroads, rivers, creeks, or other water courses, fences, utilities (including size and location), and other matters located on or affecting the Property (and any recording information relating thereto), (e) sets forth the number of square feet comprising the Property, together with a legal description of the boundaries of the Property by metes and bounds; (f) certifies that the Property does not lie within the 100-year flood plain as established by the U.S. Army Corps of Engineers, (g) contains a certification by the surveyor in the form of Exhibit B attached hereto or such other certification as approved by Transferee, and (h) in general, complies with the standards for an American Land Title Association survey.  Unless otherwise agreed by Transferor and Transferee, the metes and bounds description contained in the Survey shall be the legal description employed in the documents of conveyance of the Property.

2.3.          Obligation to Cure Liens.  Notwithstanding anything to the contrary contained in this Article II, if at Closing there are any mechanic’s or materialmen’s liens or mortgages, deeds of trust or other instruments creating a lien for borrowed money against all or any part of the Property (collectively, “Liens”), Transferor shall cause the same to be discharged of record.  Notwithstanding the foregoing, Transferor shall not be required to remove any lien evidencing the existing financing with Massachusetts Mutual Life Insurance Company which is being assumed by Transferee.

2.4.          Owner’s Policy of Title Insurance.  At Closing, Transferor shall cause the Title Company to issue to Transferee an Owner’s Policy of Title Insurance (the “Title Policy”) covering the Property, in the full amount of the value of the Land, Units and Improvements, on the form customarily used in the area in which the Property is located, insuring that Transferee is the owner of good and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions, and with the standard printed exceptions modified as follows: (a) the exception for restrictive covenants shall either be deleted or shall list specific restrictions; (b) the exception for ad valorem taxes shall reflect only taxes for the current year and subsequent years, and subsequent assessments for prior years due to changes in land usage or ownership, and shall be endorsed “now due and payable but not delinquent until January 1, 2006”; (c) there shall be no exception for “visible and apparent easements,” for “public or private roads” or the like; (d) there shall be no exception for “rights of parties in possession,” although there may be an exception for Leases specifically described in the Title Policy and for residential tenants, as tenants only; and (e) any reference to submitting claims under the Title Policy to arbitration shall be deleted.

ARTICLE 3.

FINANCIAL REPORTING

3.1.          Financial Reporting.  Transferee has advised Transferor that Transferee must cause to be prepared up to three (3) years of audited financial statements in respect of the Property in compliance with the policies of Transferee and certain laws and regulations, including, without limitation, Securities and Exchange Commission Regulation S-X, Rule 3-05 or 3-14, if necessary. Transferor agrees to use reasonable efforts to cooperate with Transferee’s auditors in the preparation of such audited financial statements (it being understood and agreed that the foregoing covenant shall survive the Closing). Without limiting the generality of the preceding sentence (a) Transferor shall, during normal business hours, allow Transferee’s auditors reasonable access to such books and records maintained by Transferor (and Transferor’s manager of the Property) in respect of the Property as necessary to prepare such audited financial statements; (b) Transferor shall use reasonable efforts to provide to Transferee such financial information and supporting documentation as are necessary for Transferee’s auditors to prepare audited financial statements; (c) Transferor will make available for interview by Transferee and Transferee’s auditors the manager of the Property or other agents or representatives of Transferor responsible for the day-to-day operation of the Property and the keeping of the books and records in respect of the operation of the Property; and (d) if Transferor has audited financial statements with respect to the Property, Transferor shall promptly provide Transferee’s auditors with a copy of such audited financial statements. If after the Closing Date Transferor obtains an audited financial statement in respect of the Property for a fiscal period prior to the Closing Date that was not completed as of the Closing Date, then Transferor shall promptly provide Transferee with a copy of such audited financial statement, and the foregoing covenant shall survive Closing. Transferee agrees to indemnify and hold Transferor harmless of and from any claim for physical damages or physical injuries arising from Transferee’s inspection of the Property, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify shall survive Closing or any termination of this Agreement. It shall be a condition precedent to the obligations of Transferee under this Agreement that Transferor shall have complied with the covenants set forth in this Section 3.1 as of the Closing Date.

ARTICLE 4.

CLOSING

4.1.          Time and Place.  Closing of the transaction contemplated hereby (“Closing”) shall be held at such time and place as the parties mutually agree on December 1, 2006 (the “Closing Date”) unless otherwise mutually agreed by Transferor and Transferee.  At Closing, Transferor and Transferee shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.

4.2.          Transferor’s Obligations at Closing.  At Closing, Transferor shall:

(a)           deliver to Transferee a Special Warranty Deed (the “Deed”) in the form of Exhibit C attached hereto and made a part hereof, executed and acknowledged by Transferor and in recordable form, conveying the Land, the Units and Improvements to Transferee, subject only to the Permitted Exceptions;

(b)           deliver to Transferee a Bill of Sale and Assignment (the “Bill of Sale”) in the form of Exhibit D attached hereto and made a part hereof, executed and acknowledged by Transferor and in recordable form;

(c)           join with Transferee in the execution and acknowledgment of an Assignment and Assumption of Contracts (the “Assignment of Contracts”) in the form of Exhibit E attached hereto and made a part hereof;

(d)           deliver to Transferee a FIRPTA Affidavit in the form of Exhibit G attached hereto and made a part hereof, duly executed by Transferor;

(e)           deliver to Transferee evidence of termination of the existing management agreement between Transferor and CWE Hospitality Services, LLC;

(f)            deliver to Transferee such evidence as Transferee’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Transferor;

(g)           deliver to CWE Hospitality Services, LLC, at Transferee’s direction, original Leases, original Operating Agreements and all other documents described in Section 1.1 hereof;

(h)           deliver to Transferee possession and occupancy of the Property, subject to the Permitted Exceptions;

(i)            deliver to Transferee all available keys (including security deposit box keys) or access cards used with respect to the Property in Transferor’s possession;

(j)            deliver to Transferee the Title Policy pursuant to Section 2.5 hereof;

(k)           join with Behringer Harvard Opportunity OP I, L.P, in the execution of the Condo LLC Agreement; and

(l)            provide such additional items and execute such additional agreements as may be reasonably required to complete the transactions described in this Agreement.

4.3.          Transferee’s Obligations at Closing.  At Closing, Transferee shall:

(a)           join Transferor in execution of the instruments described in Sections 4.2(a), 4.2(c), 4.2(d) and 4.2(l) above;

(b)           deliver to Transferor such evidence as Transferor’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Transferee;

(c)           execute a certificate of value in a form approved by Transferor and Transferee; and

(d)           provide such additional items and execute such additional agreements as may be reasonably required to complete the transactions described in this Agreement.

4.4.          Credits and Prorations.  The following provisions shall govern the apportionment of income and expenses with respect to the Property between Transferor and Transferee:

(a)           Real estate taxes and assessments and personal property taxes for 2006, and prepaid insurance shall be prorated at Closing.

(b)           All rentals, revenues and other income and all expenses under the Operating Agreements shall be prorated between Transferor and Transferee at Closing as of the Cutoff Time (as defined below).

(c)           Transferor shall arrange for final meter readings on all utilities at the Property to be taken on the day preceding Closing.  Transferor shall be responsible for the payment of utilities used through the day preceding the Closing Date and Transferee shall be responsible for the payment of utilities used on or after the Closing Date.  With respect to any utility for which there is no meter, the expenses for such utility shall be prorated between Transferor and Transferee at Closing based upon the most current bill for such utility.  Any deposits for utilities shall inure to the benefit of and be deemed assigned to Transferee.  Transferor and Transferee shall cooperate to cause the transfer of utility company accounts from Transferor to Transferee.

(d)           All security deposits and other deposits payable to tenants under the Leases shall be credited to Transferee at Closing.

(e)           The prorations described in this Section 4.4 shall be made as of 12:01 a.m. on December 1, 2006 (the “Cutoff Time”), as if Transferee were vested with title to the Property during the entire day of December 1, 2006.  All prorations described in this Section 4.4 shall be effected by increasing or decreasing, as the case may be, the amount of cash to be paid by Transferee to Transferor at Closing.  Transferor and Transferee agree to adjust between themselves after Closing any errors or omissions in the prorations made at Closing; provided, however, that such prorations shall be deemed final and not subject to further post Closing adjustments if no such adjustments have been requested within one (1) year after the Closing Date.

4.5.          Closing Costs.  The Company shall pay all closing costs set forth on Exhibit J.  All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

4.6.          Closing Accommodation Transactions.  As a condition precedent to the Closing, the parties acknowledge that the transactions set forth on Exhibit I attached hereto and made a part hereof, must be completed in the order set forth on Exhibit I prior to the Closing.

4.7.          Post-Closing Delivery.  Transferor shall provide Transferee with an inventory of The Personal Property by January 20, 2007.

ARTICLE 5.

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1.          Representations and Warranties of Transferor.  Transferor hereby represents and warrants to Transferee as follows:

(a)           Transferor has the full right, power and authority to enter into this Agreement and to perform all of its obligations under this Agreement, and the execution and delivery of this Agreement and the performance by Transferor of its obligations under this Agreement require no further action or approval of Transferor’s partners or of any other person in order to constitute this Agreement as a binding and enforceable obligation of Transferor.

(b)           To the best of Transferor’s knowledge, without independent inquiry, the heating, ventilation, air conditioning and other mechanical systems located in the Improvements are in a good and workmanlike manner and are free from defects or damage which would render them unfit for their continued use in the manner in which they are presently used, subject, however, to ordinary wear and tear.

(c)           To the best of Transferor’s knowledge, without independent inquiry, the foundation, walls and all structural components of the Improvements are structurally sound and Transferor has no knowledge of any material defects or damage to any of the foregoing.  The Improvements comply with state, local and federal architectural barriers requirements including any requirements of the Americans with Disabilities Act.

(d)           The Property is not in violation of any governmental order, regulation, statute, code or ordinance dealing with the use, construction, operation, safety and/or maintenance thereof, and all existing zoning and building codes and other applicable laws and governmental regulations permit the operation of the Property in accordance with its present  and contemplated usage.  All necessary certificates of occupancy, licenses (including liquor licenses) or permits, authorizations, consents and approvals required by all governmental or quasi-governmental authorities having jurisdiction, and the requisite certificates of the local Board of Fire Underwriters (or other body exercising similar functions) have been issued for the Improvements, have been paid for in full, and are in full force and effect.

(e)           There has been no written demand by any mortgagee, insurance underwriter or governmental authority for work to be done or other action to be taken by Transferor which has not been complied with to the satisfaction of the entity making such demand.  To the best of Transferor’s knowledge, no defect or condition exists with respect to the Property which would adversely affect the insurability of the Property.

(f)            To the best of Transferor’s knowledge, there is no pending condemnation, expropriation, eminent domain, litigation, administrative action or other legal proceeding affecting all or any portion of the Property, and Transferor has not received any written or oral notice of any of the same and has no knowledge that any such proceeding is contemplated.

(g)           Transferor has no knowledge of any change contemplated in any applicable laws or any judicial or administrative action, or any action by adjacent landowners, or any natural or artificial conditions upon the Property, which would prevent, limit, impede or render more costly Transferee’s contemplated use of the Property.

(h)           The Leases are in full force and effect and no default on the part of Transferor or any tenant thereunder exists or has been alleged to exist. All repairs, alterations, and other work required to be performed by Transferor under the Leases have been fully performed and paid for in full by Transferor.  There are no Leases granting any person a right to occupy the Property other than the Leases listed on Exhibit H attached hereto and made a part hereof. No tenant of the Property has paid rent for more than one month in advance of the current month.

(i)            No tenant under the Leases has asserted any claim or offset which would in any way affect the collection of rent from such tenant, nor has any tenant given any notice to Transferor of its intention to terminate its tenancy.

(j)            All obligations of Transferor arising from the ownership and operation of the Property and business operated thereon, including but not limited to salaries, taxes, charges, operating expenses and the like, have been paid as they became due or will be paid at or prior to Closing.  Except for obligations for which provisions are herein made for proration or other adjustment at Closing, there will be no obligations of Transferor with respect to the Property outstanding as of the Closing Date.

(k)           No person, firm or entity, other than Transferee has any right to acquire the Property or any part thereof except pursuant to the pre-sale contracts for the planned condominium units.

(l)            This Agreement and the conveyance of the Property will not cause to be imposed on Transferee any liability to withhold any amount pursuant to Section 1445 of the Internal Revenue Code or the implementing regulations.

(m)          Transferor has not disposed of or otherwise released or allowed to be released any hazardous or toxic substances, petroleum products, chemicals, or wastes of any kind on, in, or under the Property, including any surface waters or groundwater located on such Property, nor has Transferor caused or allowed to be released or discharged any hazardous or toxic substances, petroleum products, chemicals, or wastes of any kind on, in, or under any tracts in proximity to the Property, including the surface or groundwaters thereof.  To the best of Transferor’s knowledge, there are no hazardous or toxic substances, petroleum products, chemicals, or wastes on, in, or under the Property, including surface or groundwaters, regardless of source or cause, and there are no underground storage tanks on the Property.

(n)           No portion of the Intangibles consists of rights to any brand name under which any lodging facility (as defined in Section (d)(9)(D)(ii) of the Internal Revenue Code of 1986, as amended) is operated.

5.2.          Representations and Warranty of Transferee.  Transferee hereby represents and warrants to Transferor that Transferee has the full right, power and authority to enter into this Agreement and to carry out Transferee’s obligations hereunder, and to perform all of its obligations under this Agreement, and the execution and delivery of this Agreement and the performance by Transferee of its obligations under this Agreement requires no further action or approval of Transferee’s partners or of any other person in order to constitute this Agreement as a binding and enforceable obligation of Transferee.

5.3.          Survival of Obligations.  Transferor and Transferee agree as follows:

(a)           The representations and warranties made by Transferor herein shall be continuing and shall be deemed to be made by Transferor as of the Closing Date with the same force and effect as if made at and as of that time.  All representations, warranties and covenants made by Transferor herein shall survive Closing for a period of two (2) years, unless a longer survival period is expressly provided herein.  Transferor shall indemnify and hold Transferee free and harmless from and against all losses, costs, damages and expenses of every kind and nature whatsoever (including reasonable attorneys’ fees and costs) sustained by Transferee as a result of any breach of any representation, warranty or covenant made by Transferor in this Agreement.

(b)           The representations and warranties made by Transferee herein shall be continuing and shall be deemed to be made by Transferee as of the Closing Date with the same force and effect as if made at and as of that time.  All representations and warranties of Transferee shall survive Closing for a period of two (2) years.  Transferee shall indemnify and hold Transferor free and harmless from and against all losses, costs, damages, and expenses of every kind and nature whatsoever (including reasonable attorneys’ fees and costs) sustained by Transferor as a result of any breach of any representation or warranty made by Transferee.

ARTICLE 6.

CONDITIONS PRECEDENT TO THE CLOSING

6.1.          Conditions Precedent of Transferee.  In addition to all other conditions set forth in this Agreement, Transferee’s obligation to consummate the Closing is subject to the satisfaction of each and every one of the conditions precedent set forth in this section 6.1 (all of which are for the sole benefit of Transferee):

(a)           All representations of Transferor set forth in Section 5.1 shall be true, correct and complete in all material respects as of the Effective Date and shall be true, correct and complete in all material respects as of the Closing Date.

(b)           Transferor shall have performed in all material respects all obligations required to be performed by Transferor hereunder prior to or in connection with the Closing.

6.2.          Conditions Precedent of Transferor.  In addition to all other conditions set forth in this Agreement, Transferor’s obligation to consummate the Closing is subject to the satisfaction of each and every one of the conditions precedent set forth in this Section 6.2 (all of which are for the sole benefit of Transferor):

(a)           All representations of Transferee set forth in Section 5.2 shall be true, correct and complete in all material respects as of the Effective Date and shall be true, correct and complete in all material respects as of the Closing Date; and

(b)           Transferee shall have performed in all material respects all obligations required to be performed by Transferee hereunder prior to or in connection with the Closing.

6.3.          Failure of Condition Precedent.  Upon the failure of any of the foregoing conditions precedent, the party benefited by such failed condition shall have the option to (a) waive such condition precedent and proceed to Closing, or (b) terminate this Agreement by sending written notice to the other party on or before the date of Closing..

ARTICLE 7.

DEFAULT

7.1.          Default by Transferee.  In the event that Transferee fails to consummate this Agreement for any reason, except Transferor’s default or the permitted termination of this Agreement by either Transferor or Transferee as herein expressly provided, Transferor shall be entitled, as its sole remedy, to terminate this Agreement.  In the event that Transferee closes under this Agreement and then fails to fully and timely perform any of its other obligations under this Agreement that survive or are performable after the Closing, Transferor may seek all remedies available at law or in equity.

7.2.          Default by Transferor.  In the event that Transferor fails to consummate this Agreement for any reason, except Transferee’s default or the permitted termination of this Agreement by Transferor or Transferee as herein expressly provided, Transferee shall be entitled, as its exclusive remedies, either (i) to terminate this Agreement by giving written notice thereof to Transferor, whereupon neither party shall have any further rights or obligations under this Agreement, or (ii) to enforce specific performance of Transferor’s obligations under this Agreement; provided, however, if Transferor’s default is such that specific performance cannot be granted as a judicial remedy, then Transferee may seek any and all other remedies available at law or in equity.  In the event Transferee closes under this Agreement and then Transferor fails to fully perform any of its other obligations under this Agreement that survive or are performable after the Closing, Transferee may seek all remedies available at law or in equity.

ARTICLE 8.

COMMISSIONS

8.1.          Brokerage Commission.  Each party represents that it does not owe any brokerage commissions in connection with this Agreement.   Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder by, through or on account of any acts of said party or its representatives, said party will hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith.  The provisions of this paragraph shall survive Closing.

ARTICLE 9.

MISCELLANEOUS

9.1.          Disclaimers.  IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT TRANSFEREE IS PURCHASING THE PROPERTY “AS IS” AND “WHERE IS,” AND WITH ALL FAULTS AND THAT TRANSFEROR IS MAKING NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PROPERTY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

9.2.          Assignment.  Transferee shall have the right to assign its rights under this Agreement without the consent of Transferor.

9.3.          Notices.  Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) expedited delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) prepaid telegram, telex or telecopy (provided that such telegram, telex or telecopy is confirmed by expedited delivery service or by mail in the manner previously described), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of telegram, telex or telecopy upon receipt.  Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Transferor:	Kingsdell L.P.
212 N. Kingshighway, Suite 1023
St. Louis, Missouri 63108
Attn: James L. Smith

with a copy to:	Sonnenschein Nath & Rosenthal LLP
One Metropolitan Square, Suite 3000
St. Louis, Missouri 63102
Attn: Jennifer A. Marler, Esq.

If to Transferee:	The Private Residences, LLC
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
Attn: Joe Jernigan
Fax No. (214) 655-1610

with a copy to:	Powell & Coleman, L.L.P.
8080 N. Central Expressway, Suite 1380
Dallas, Texas 75206
Attn: Patrick Arnold
Fax No. (214) 373-8768

9.4.          Calculation of Time Periods.  Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State of Texas, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday.

9.5.          Time of Essence.  Transferor and Transferee agree that time is of the essence of this Agreement.

9.6.          Successors and Assigns.  The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

9.7.          Entire Agreement.  This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior agreements and understandings between the parties pertaining to such subject matter.

9.8.          Further Assurances.  Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement.

9.9.          Attorneys’ Fees.  In the event of any controversy, claim or dispute between the parties affecting or relating to the subject matter or performance of this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party all of its reasonable expenses, including reasonable attorneys’ fees.

9.10.        Counterparts.  This Agreement may be executed in several counterparts, and all such executed counterparts shall constitute the same agreement.  It shall be necessary to account for only one such counterpart in proving this Agreement.

9.11.        Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

9.12.        Applicable Law.  THIS AGREEMENT IS PERFORMABLE IN ST. LOUIS, MISSOURI, AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF THE STATE OF MISSOURI.  TRANSFEROR AND TRANSFEREE HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN ST. LOUIS, MISSOURI, IN ANY

ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN ST. LOUIS, MISSOURI.  TRANSFEROR AND TRANSFEREE AGREE THAT THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

9.13.        No Third Party Beneficiary.  Except as expressly provided in Section 6.1(b), the provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Transferor and Transferee only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

9.14.        Exhibits and Schedules.  The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

(a)	Exhibit A -	Legal description of the Land

(b)	Exhibit B -	Form of Surveyor’s Certificate

(c)	Exhibit C -	Form of Special Warranty Deed

(d)	Exhibit D -	Form of Bill of Sale and Assignment

(e)	Exhibit E -	Form of Assignment and Assumption of Contract

(f)	Exhibit F -	Reserved

(g)	Exhibit G -	FIRPTA Affidavit

(h)	Exhibit H -	List of Leases

(i)	Exhibit I -	Closing Accommodation Transactions

(j)	Exhibit J -	Closing Costs

(k)	Schedule 1.6 -	Agreed Value of Contributed Property

9.15.        Captions.  The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

9.16.        Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the Effective Date.

TRANSFEROR:

Executed by Transferor	KINGSDELL L.P.,
this 1st day of December 2006	a Delaware limited partnership

	By:	IFC, INC., a Missouri corporation,
its General Partner

		By:	/s/ James L. Smith
James L. Smith, President

TRANSFEREE:

Executed by Transferee	THE PRIVATE RESIDENCES, LLC,
this 1st day of December 2006	a Delaware limited liability company

	By:	Behringer Harvard Opportunity OP I LP,
a Texas limited partnership
Authorized Member

		By:	Behringer Harvard Opportunity REIT I, Inc.,
a Maryland corporation
its General Partner

			By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President

EXHIBIT I

CLOSING ACCOMMODATION TRANSACTIONS

1)             Behringer Harvard Opportunity Op I, LP and Kingsdell L.P. will form Chase Park Plaza Hotel, LLC and enter into a limited liability company agreement and related operating agreements.  Behringer Harvard Opportunity Op I, LP and Kingsdell L.P. will also form The Private Residences, LLC and enter into a limited liability company agreement and related operating agreements.

2)             Kingsdell L.P. will create and file a condominium regime approved by Behringer Harvard Opportunity Op I, LP.

3)             Chase Park Plaza Hotel, LLC will make a loan to Kingsdell L.P. (the “Hotel Loan”) evidenced by a promissory note.  The Private Residences, LLC will also make a loan to Kingsdell L.P. (the “Condo Loan”) evidenced by the Promissory Note.

4)             Kingsdell L.P. will redeem the interests of Dana Credit Corporation, Rebnec Ten, Inc. and Dandorr, LLC in Kingsdell L.P. such that Kingsdell L.P. is wholly owned by IFC, Inc. and [Smith entity].

5)             Kingsdell L.P. and The Private Residences, LLC will enter into this Agreement for the contribution of the portion of the Tower to be converted to condominiums (the “Condo Assets).  Kingsdell L.P. and Chase Park Plaza Hotel, LLC will enter into a Contribution Agreement for the contribution of the Hotel and related facilities (the “Hotel Assets”).

6)             Kingsdell L.P. will complete a Chapter 353 transfer and reconveyance necessary to obtain a tax abatement from the City of St. Louis immediately prior to Closing.

7)             Kingsdell L.P. will contribute the Hotel Assets to Chase Park Plaza Hotel, LLC, subject to the Hotel Loan and the Mass Mutual Loan, in exchange for a membership interest in Chase Park Plaza Hotel, LLC.  Kingsdell L.P. will contribute the Condo Assets to The Private Residences, LLC, subject to the Condo Loan, in exchange for a membership interest in The Private Residences, LLC.

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Schedule 1.6

Agreed Value of Contributed Property

Real and Personal Property	$27,913,445.80
Cash (including costs already paid)	$2,835,054.20

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